Exhibit 2.4

AMENDMENT NO. 3 TO MERGER AGREEMENT

This AMENDMENT NO. 3 TO MERGER AGREEMENT (this “Amendment”), dated as of December 5, 2017, is entered into by and among LiveXLive Media, Inc., a Delaware corporation (“Buyer”), LXL Music Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Buyer (“Merger Sub”), Slacker, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, in its capacity as the substitute stockholders’ agent in connection with the transactions contemplated by the Merger Agreement (as defined below) (the “Stockholders’ Agent”). Buyer, Merger Sub, the Company and the Stockholders’ Agent shall collectively be referred to herein as the “Parties”. Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the Merger Agreement.

WHEREAS, the Parties have previously entered into that certain Agreement and Plan of Merger dated as of August 25, 2017, as amended by that certain Amendment No. 1 to Merger Agreement dated as of September 26, 2017 and that certain Amendment No. 2 to Merger Agreement dated as of October 30, 2017 (the “Merger Agreement”);

WHEREAS, the Parties now desire to amend the Merger Agreement as set forth herein; and

WHEREAS, pursuant to Section 10.7 of the Merger Agreement, the Merger Agreement may be amended by the Parties pursuant to a written instrument duly executed by each of the Parties.

NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and conditions contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

Section 1. Amendments to the Merger Agreement.

(a)       The following defined terms in Section 1.1 of the Merger Agreement are hereby deleted in their entirety: “Closing Cash Consideration Target,” “Indemnity Escrow Amount” and “Purchase Price Adjustment Escrow Amount.”

(b)       The following defined terms in Section 1.1 of the Merger Agreement are hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

“Cash Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in cash, but in no event shall such cash amount exceed ~~the~~ an amount equal to (a) Closing Cash Consideration Target minus (b) the amount of any Transaction Expenses paid at the Closing pursuant to Section 5.13.

“Escrow Amount” means the sum of the Purchase Price Adjustment Escrow ~~Amount~~ Shares, the Indemnity Escrow ~~Amount~~ Shares, the Stockholders’ Agent Expense Amount and the Convertible Notes Payoff ~~Amount~~ Shares.

“Outside Pricing Date” means ~~November 10, 2017~~ that date which is five (5) Business Days after the day upon which Buyer receives notice from the SEC that the SEC has no further comments to Buyer’s registration statement on Form S-1 filed with the SEC in connection with the Buyer Public Offering.

“Stock Merger Consideration” means the portion of Merger Consideration payable to Company Stockholders pursuant to the terms of this Agreement in an aggregate number of Buyer Common Shares equal to ~~the sum of (a)~~ the quotient that results from dividing (a) the Closing Purchase Price minus the Closing Cash Target by (b) the Buyer Public Equity Offering Price, rounded down to the nearest whole share ~~(x)(i) $20,000,000~~ plus ~~(ii) the amount by which the Incremental Stockholder Loan exceeds $500,000 by (y)the Buyer Public Offering Price (rounded down to the nearest whole share)~~ plus ~~(b)(i) if the Cash Merger Consideration calculated based on the foregoing~~ clause (a) ~~as the sole Stock Merger Consideration (without giving effect to the Closing Cash Consideration Target limitation) would exceed the Closing Cash Consideration Target, the quotient that results from dividing (A) the amount of such excess~~ by ~~(B) the Buyer Public Offering Price (rounded down to the nearest whole share), or (ii) otherwise, zero (0)~~.

(c)       Section 1.1 of the Merger Agreement is hereby amended by inserting the following in alphabetical order:

“Closing Cash Target” means amount equal to $2,500,000.

“Convertible Notes Payoff Shares” has the meaning ascribed to it in Section 5.12.

“Escrowed Merger Shares” means the Indemnity Escrow Shares and Purchase Price Adjustment Escrow Shares.

“Indemnity Escrow Shares” means an aggregate number of Buyer Common Shares equal to the quotient that results from dividing (a) $500,000 by (b) the Buyer Public Equity Offering Price (rounded down to the nearest whole share).

“Purchase Price Adjustment Escrow Shares” means an aggregate number of Buyer Common Shares equal to the quotient that results from dividing (a) $500,000 by (b) the Buyer Public Equity Offering Price (rounded down to the nearest whole share).

(d)       All references to “Indemnity Escrow Amount” in the Merger Agreement are hereby replaced with “Indemnity Escrow Shares.”

(e)       All references to “Purchase Price Adjustment Escrow Amount” in the Merger Agreement are hereby replaced with “Purchase Price Adjustment Escrow Shares.”

(f)       Section 2.11(a)(xv) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

each holder of Convertible Promissory Notes ~~and~~, the portion of the Convertible Notes Payoff Amount due and payable to such holder at the Closing, and the number of Buyer Common Shares issuable to such holder at the Closing in respect thereof pursuant to Section 5.12.

(g)       Section 2.12(c)(iv) of the Merger Agreement is hereby be deleted in its entirety.

(h)       Section 2.13(b) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Delivery of Cash Merger Consideration. At or prior to the Effective Time, Buyer shall deliver, or cause to be delivered, to the Paying Agent by wire transfer in immediately available funds, an amount sufficient to permit the payment of the Cash Merger Consideration for the benefit from and after the Effective Time of the Persons that are Participating Stockholders immediately prior to the Effective Time less ~~the Indemnity Escrow Amount, the Price Purchase Adjustment Escrow Amount, and~~ the Stockholder’s Agent Expense Amount (which ~~amounts together with the Convertible Notes Payoff Amount,~~ amount shall be transferred to the Escrow Agent by Buyer pursuant to Section 2.12(c)).

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(i)       Section 2.13(e)(ii) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Buyer shall, or shall cause the Paying Agent to, no later than the later of the Closing Date or three (3) Business Days after receipt of a Certificate, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, (A) pay to the holder of such Certificate the applicable portion of Cash Merger Consideration in accordance with Sections 2.8 less such holder’s Pro Rata Portion of ~~each of the Indemnity Escrow Amount, the Price Purchase Adjustment Escrow Amount and~~ the Stockholder’s Agent Expense Amount, and (B) issue to the holder of such Certificate the applicable portion of the Stock Merger Consideration in accordance with to Section 2.8 less such holder’s Pro Rata Portion of each of the Indemnity Escrow Shares, the Purchase Price Adjustment Escrow Shares, in each case, with respect to such Certificate so surrendered and the Certificate shall forthwith be cancelled.

(j)       Section 2.16(d) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

(i)       If the Closing Purchase Price is greater than the Final Purchase Price (such difference, the “Post-Closing Adjustment Shortfall Amount”), then Buyer and the Stockholders’ Agent shall, within three (3) Business Days of the determination of the Final Purchase Price in accordance with this Section 2.16, jointly instruct the Escrow Agent to pay the Post-Closing Adjustment Shortfall Amount to Buyer ~~out of~~ from the Purchase Price Adjustment Escrow Fund ~~by wire transfer in immediately available funds~~ in an aggregate number of Buyer Common Shares equal to the quotient that results from dividing (A) Post-Closing Adjustment Shortfall Amount by (B) the Buyer Equity Offering Price (rounded down to the nearest whole share). If the amount of funds in the Purchase Price Adjustment Escrow Fund exceeds the Post-Closing Adjustment Shortfall Amount, then Buyer and the Stockholders’ Agent shall also jointly instruct the Escrow Agent to, after paying the Post-Closing Adjustment Shortfall Amount to Buyer in accordance with the preceding sentence, ~~pay~~distribute to each Participating Stockholder its Pro Rata Portion of the remaining ~~amount of funds~~ Buyer Common Shares in the Purchase Price Adjustment Escrow Fund (rounded down to the nearest whole share). If the Purchase Price Adjustment Escrow Fund is insufficient to cover the Post-Closing Adjustment Shortfall Amount, then Buyer and the Stockholders’ Agent shall jointly instruct the Escrow Agent to (i) distribute the entire Purchase Price Adjustment Escrow Fund to Buyer as provided above and (ii) pay an amount by which the Post-Closing Adjustment Shortfall Amount exceeds the amount in the Purchase Price Adjustment Escrow Fund to Buyer ~~out of~~from the Indemnity Escrow Fund (up to the amount in the Indemnity Escrow Fund) ~~by wire transfer in immediately available funds~~in an aggregate number of Buyer Common Shares equal to the quotient that results from dividing (A) the amount by which the Post-Closing Adjustment Shortfall Amount exceeds the amount in the Purchase Price Adjustment Escrow Fund by (B) the Buyer Equity Offering Price (rounded down to the nearest whole share). Buyer and the Company agree that the Purchase Price Adjustment Escrow Fund and the Indemnity Escrow Fund shall not be the sole source of Buyer’s right to the Post-Closing Adjustment Shortfall Amount, and that the Participating Stockholders shall be severally and not jointly liable for their respective Pro Rata Portion of any shortfall after application of the foregoing.

(ii)       If the Final Purchase Price is greater than the Closing Purchase Price (such excess amount, the “Post-Closing Adjustment Excess Amount”), then the Company Stockholders shall be entitled to receive such excess amount, and Buyer shall, within five (5) Business Days of the determination of the Final Purchase Price in accordance with this Section 2.16, pay ~~to the Paying Agent an amount equal to~~ the Post-Closing Adjustment Excess Amount by issuing, or causing the Paying Agent to issue, an aggregate number of Buyer Common Shares equal to the quotient that results from dividing (A) the Post-Closing Adjustment Excess Amount by (B) the Buyer Equity Offering Price (rounded down to the nearest whole share), which shares shall be ~~distributed~~issued to the Company Stockholders as ~~Cash~~Stock Merger Consideration in accordance with Section 2.8. Concurrently with the payment of the Post-Closing Adjustment Excess Amount in accordance with the preceding sentence, Buyer and the Stockholders’ Agent shall also jointly instruct the Escrow Agent to ~~pay~~distribute to each Participating Stockholder its Pro Rata Portion of the remaining ~~amount of funds~~Buyer Common Shares in the Purchase Price Adjustment Escrow Fund (rounded down to the nearest whole share).

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(k)       Section 5.12 of the Merger Agreement is hereby replaced in its entirety with the following:

Repayment of Convertible Promissory Notes. At the Closing, Buyer shall issue, or shall cause to be issued, to each holder of the Convertible Promissory Notes a number of Buyer Common Shares, rounded down to the nearest whole shares, equal to (a) the portion of the Convertible Promissory Notes Amount due and payable to such holder as of the Closing Date divided by (b) the Buyer Equity Offering Price, in each case, as set forth in the Closing Statement (the “Convertible Notes Payoff Shares”), which, upon issuance, shall constitute repayment in full of the Convertible Notes Payoff Amount due and payable to such holder. Any and all Buyer Common Shares issued pursuant to this Section 5.12 (and any certificates or book-entry entitlements representing such Buyer Common Shares) shall (x) be “restricted securities” within the meaning of Rule 144 under the Securities Act, (y) bear all legends described in Section 2.13(c)(ii), and (z) be subject to the lock-up agreement described in Section 2.13(c)(iii). The issuance of Convertible Notes Payoff Shares to each holder of the Convertible Promissory Notes shall be subject to and conditioned upon each such holder executing a payoff letter whereby such holder accepts such Convertible Notes Payoff Shares as full and complete payment for all amounts due and owing under such holder’s Convertible Promissory Notes. Such payoff letter will be in a form reasonably satisfactory to Buyer and each holder of Convertible Promissory Notes.

(l)       Section 5.13 of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

Transaction Expenses. At or prior to the Closing, Buyer and the Stockholders’ Agent shall jointly instruct and otherwise cause the Escrow Agent to pay at the Closing, with funds provided by the Buyer to the Escrow Agent, ~~all~~ unpaid Transaction Expenses to relevant payees, in each case, as set forth in the Closing Statement, it being understood and agreed that the aggregate amount of such Transaction Expenses to be paid at the Closing shall not exceed an amount equal to (a) Closing Cash Target minus (b) the Stockholders’ Agent Expense Amount, provided that any outstanding Transaction Expenses not paid at the Closing pursuant to this paragraph shall be assumed by Buyer and paid in accordance with the commercial terms applicable to such expenses.

(m)       Section 5.22(d) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

For purposes of this Section 5.22, “Stockholder Loan Fee Cap” means $~~750,000~~1,000,000.

(n)       Section 8.2(a) of the Merger Agreement is hereby amended by inserting the bold, underlined text and deleting the strickenthrough text as follows:

the Closing shall not have occurred on or before the ~~October 31, 2017~~December 31, 2017, or such other date as may have been agreed upon in writing by Buyer and the Company (such applicable date, the “Outside Date”); or

(o)       A new clause (d) is hereby added to Section 9.5 of the Merger Agreement as follows:

For purposes of determining the value of each Escrowed Merger Share to satisfy indemnification claims made by any Buyer Indemnified Party under this Agreement, each Escrowed Merger Share shall be deemed to have a value equal to the Buyer Equity Offering Price.

(p)       Except for the amendments expressly set forth in this Section 1, the text of the Merger Agreement shall remain unchanged and in full force and effect.

Section 2. Further Amendment. The Merger Agreement may be further amended by the Parties at any time by compliance with Section 10.7 of the Merger Agreement.

Section 3. Miscellaneous. The provisions of Sections 10.8 (Assignments; No Third Party Rights), 10.9 (Waiver), 10.10 (Severability), 10.11 (Governing Law; Jurisdiction; Venue; No Trial by Jury), 10.13 (Construction), 10.15 (Headings) and 10.16 (Counterparts) of the Merger Agreement are incorporated herein by reference, mutatis mutandis.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

BUYER:

LIVEXLIVE MEDIA, INC.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: Executive Vice President and CFO

MERGER SUB:

LXL Music Acquisition Corp.

By:	/s/ Jerome N. Gold
Name: Jerome N. Gold
Title: CFO and Secretary

COMPANY:

SLACKER, INC.

By:	/s/ Duncan Orrell-Jones
Name: Duncan Orrell-Jones
Title: President and CEO

IN WITNESS WHEREOF, the parties hereto have entered into and signed this Amendment as of the date and year first above written.

STOCKHOLDERS’ AGENT:

FORTIS ADVISORS LLC

By:	/s/ Richard Fink
Name: Richard Fink
Title: Managing Director